VCG Holding Corp. Provides Update on Progress of Special Committee

DENVER, CO— Dec. 16, 2009 — VCG Holding Corp. (Nasdaq:VCGH), a growing and leading consolidator and operator of adult nightclubs, provided an update regarding the progress of the Special Committee of its Board of Directors.  The Special Committee was formed in order to evaluate the proposal made by Troy Lowrie, the Company’s Chairman and Chief Executive Officer, Lowrie Management, LLLP, an entity controlled by Mr. Lowrie, and certain other unidentified investors (collectively, “Lowrie”), to acquire all of the outstanding common stock of the Company for $2.10 per share in cash (the “Proposal”).  The Special Committee has informed Lowrie that it has determined, with input from its advisors, that the terms of the Proposal are currently inadequate.  In addition, the Special Committee has directed its financial advisors, North Point Advisors LLC, to contact any parties that had either previously expressed an interest or might potentially be interested in pursuing a transaction with the Company.

The Special Committee cautions investors that no final decisions have been made by the Special Committee with respect to the Proposal.  The Special Committee, working with its advisors, intends to proceed in a timely and orderly manner in its negotiations with Lowrie and any discussions with third parties.  No assurance can be given that an agreement on terms satisfactory to the Special Committee or the Board of Directors will result from the Proposal submitted by Lowrie or any other party, or that any transaction recommended by the Special Committee will be completed.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, as amended.  All statements, other than statements of historical fact, included in this press release that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements, including statements regarding the Special Committee’s negotiations with Lowrie and discussions with third parties.  Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, without limitation, the response of third parties to the Proposal, Lowrie’s response to the requests of the Special Committee described in this press release, whether the Special Committee of the Company’s Board of Directors and the full Board of Directors will approve the Proposal and, if approved, whether the Proposal will be successfully completed. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous risks, uncertainties and factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2008. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these risks, uncertainties and factors. All guidance and forward-looking statements in this Current Report on Form 8-K are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.                                       — or-             The Equity Group Inc.
Troy Lowrie                                                                         Devin Sullivan
Chief Executive Officer                                                         Senior Vice President
(303) 934-2424                                                                   (212) 836-9608

                                                         DSullivan@equityny.com

Courtney Cowgill                                                                  Gerrard Lobo
Chief Financial Officer                                                           Senior Account Executive
(303) 934-2424                                                                    (212) 836-9610
CCowgill@VCGH.com                                                          GLobo@equityny.com